February 27, 2026

JPMorgan Trust IV

277 Park Avenue

New York, NY 10172

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse the Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include: (1) dividend and interest expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, expenses related to trustee elections and extraordinary expenses not incurred in the ordinary course of the Fund’s business incurred by the Fund or an underlying fund as defined in the Fund’s prospectus, and (2) acquired fund fees incurred by an underlying fund. This waiver does not apply to the Fund’s investments in affiliated money market funds made with cash received as collateral from securities lending borrowers.

The JPMorgan Service Providers understand and intend that the Fund will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.
JPMorgan Distribution Services, Inc.

/s/ Matthew J. Kamburowski
By: Matthew J. Kamburowski

Accepted by:
JPMorgan Trust I

/s/ Timothy J. Clemens
By: Timothy J. Clemens

Schedule A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
JPMorgan SmartRetirement 2070 Fund	Class A	June 30	0.44%	October 31, 2027
	Class C	June 30	1.00%
	Class I	June 30	0.25%
	Class R2	June 30	0.75%
	Class R3	June 30	0.50%
	Class R4	June 30	0.25%
	Class R5	June 30	0.10%
	Class R6	June 30	0.00%